                                                                EXHIBIT 10.18

                         MUTUAL AGREEMENT AND RELEASE

     This Mutual Agreement and Release (the "Agreement") is made and entered into effective this 21ST day of March 1995 by and between David Rose ("Rose") and OEC Medical Systems, Inc. ("OEC").

     WHEREAS, issues have arisen between Rose and OEC concerning Rose's employment at OEC; and

     WHEREAS, Rose and OEC wish to resolve these issues amicably by providing a specified cash settlement in exchange for a release of any actual or potential claims Rose has or may have against OEC or entities affiliated with OEC;

     THE PARTIES AGREE AS FOLLOWS:

     1.   RESIGNATION OR ROSE.   Rose's resignation as an officer and director
of OEC is effective as of February 10, 1995.

     2.   SETTLEMENT.  OEC and Rose agree as follows:

    (a)  OEC has paid to Rose the sum of $45,000;

    (b) Rose will remain an executive employee of OEC until the earlier to occur of (i) such time as Rose shall accept full or part time employment by another entity, or (ii) 12 months from the effective
         date of resignation ("Period of Salary Continuance").   During the
         Period of Salary Continuance, Rose will be entitled to receive an annual base compensation of $225,000, payable in bi-weekly installments. Should Rose accept full or part time employment before the expiration of said 12 months, OEC will pay to Rose the unpaid portion of $225,000 in a lump sum. During the period of his employment, Rose shall remain entitled to all medical dental, vision and insurance benefits currently in effect; provided that there shall be no entitlement to any bonus or additional amount or type of compensation or benefit, whether or not the same are made available to officers or directors of OEC.

    (c) Rose acknowledges that, as at the effective date of his resignation, he has no remaining accrued vacation and/or sick pay, and further acknowledges that no vacation and/or sick pay shall accrue during the Period of Salary Continuance.

    (d) Rose shall remain entitled to the use of his company vehicle, a lap top computer and a laser printer through April 2, 1995;

    (e) Regardless of the length of Rose's employment, OEC agrees to the continued vesting of Rose's existing OEC stock options through August 10, 1995, at which time vesting shall cease; thereafter, all vested options shall be exercised no later than November 10, 1995, after which all unexercised options shall automatically terminate and expire;

    (f) OEC will withhold F.I.C.A., Federal and State Income Tax, all current normal employee withholding amounts from all payments hereunder and will reflect all such payments on Rose's Form W-2 Wage and Tax Statement.

    (g) Should Rose not obtain re-employment within 12 months from the effective date of resignation, (i) Rose may elect to convert the medical coverages provided above under COBRA, which will provide coverage for an additional 18 months, and (ii) Senior Life Insurance shall continue for an additional period of 12 months.

    (h) During the Period of Salary Continuance, Rose will remain available to provide consulting services to OEC as may be reasonably requested by OEC, not to exceed 20 hours per week.

     3.  RELEASE; ADDITIONAL RELEASES.

    (a) RELEASE. In consideration of this settlement and the benefits provided in this Agreement, OEC and Rose each releases, holds harmless and forever discharges the other, and their respective successors, assigns, transferees, officers, employees, directors, representatives, agents, attorneys, shareholders and parent, subsidiary or affiliated companies, as applicable, of and from any and all actions, claims, causes of action, suits, compensation, benefits, debts, contracts, controversies, agreements, promises, rights, damages or demand which he has, may have or ever will have, including but not limited to, any claim under state or federal statutory or common law, any claim arising out of or in connection with his employment or the termination thereof, and any claim based on an express or implied contract.

    (b) ADDITIONAL RELEASE. Rose further understands and agrees that in consideration of the foregoing, he is waiving any rights he may have had, or in the future may have, to pursue any and all remedies available to him under any employment-related causes of action, including, without limitation, claims or wrongful discharge, emotional distress, defamation, invasion of privacy, breach of contract, violation of the provisions of the Utah Anti-Discrimination Rights Act, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Act of 1964, as amended, and any other laws or regulations relating to employment discrimination.

    (c)  RELEASE OF UNKNOWN OR UNSUSPECTED CLAIMS.   OEC and Rose expressly
waives the benefits of any rule or common law that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in his favor at the time of executing the release, which is known by him, would have materially affected his settlement with the other party.

    (d) RELEASE OF AGE DISCRIMINATION CLAIMS. Rose acknowledges and understands that he is releasing any and all claims or causes of action he had or may have under state and federal law concerning Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. He further acknowledges that he has been advised to seek the advice of his own independent attorney, that he has been given 21 days in which to review and consider this Agreement and that he has been advised that he had an additional 7 days after he signs this Agreement to change his mind and renounce it without any penalty to himself. This Agreement will not become effective or enforceable until after this 7 day period has expired.

    (e) WAIVER OF REINSTATEMENT OR FUTURE EMPLOYMENT. Rose waives any and all rights to reinstatement and agrees not to seek employment with OEC or any company affiliated with it.

     4. NO ADMISSION OF LIABILITY. By entering into this Agreement, OEC and Rose do not in any way admit or acknowledge liability for any allegation or claim by the other and specifically deny any such liability. The parties agree that nothing contained in this Agreement shall be treated or construed as an admission of liability or wrongdoing of any kind by them, and their respective predecessors, subsidiaries, affiliates, officers, directors, agents and employees.

     5.  CONFIDENTIALITY, NON-COMPETITION, AND NON-ASSISTANCE IN CLAIMS.

    (a) Rose and OEC each agrees that they will keep the substance of the negotiations, conditions and terms of this Agreement strictly confidential, except to financial advisors, who will be advised of the required confidentiality hereof and who shall agree expressly to be bound thereby, and as required by law. They further agree that they will be fully supportive of each other, both privately and publicly, and that they shall refrain from making any oral or written statement or comment disparaging or harmful to the other, and, in the case of OEC, to its products, management, financial or operating prospects. Rose and OEC further agree that they will not encourage, recommend, participate in or voluntarily assist in any legal or administrative claim against the other, its agents, officers, employees or affiliated companies, without exception.

     (b) Rose agrees that he will not accept employment or consultation in any capacity, whether full time or part time, with any manufacturer engaged in the medical C-arm x-ray and/or urology table business in the United States or Europe during this Agreement and for a period of one year following the termination of his employment with OEC.

     6. SEVERABILITY. In the event any part f this Agreement is determined to be void or unenforceable, Rose and OEC agree that the remainder of the Agreement may be enforced to the fullest extent permitted by law.

     7. DISPUTES. IN the event any dispute arises between the parties which in any way relates to this Agreement or Rose's employment with OEC, and which dispute cannot be resolved amicably, the parties agree that any litigation or administrative action shall take place in Salt Lake City, Utah.
 Except as expressly stated otherwise in this Agreement or required by law, ea h party shall be responsible for its own attorney's fees and costs incurred in the event of any such disputes. The law of Utah shall control.

     8. COMPLETE AGREEMENT. This Agreement sets forth the terms and conditions of an amicable settlement in full accord and satisfaction of all claims, controversies, issues or matters between Rose and OEC. This Agreement is executed in conjunction with a settlement of the above-referenced claims, but the scope of this settlement and release is broader than such claims. This Agreement sets for the complete agreement between the parties. No other covenants or representations have been made or relied on by the parties, and no other consideration is due between the parties.

     9. ACKNOWLEDGMENT. Rose acknowledges that he has read and understands the foregoing provisions of this Agreement and that he is affixing this signature to it voluntarily and without coercion. He further acknowledges that he has given the opportunity by OEC to consult with counsel of his own choosing concerning the waivers contained in the Agreement, that he has done so, and that the waivers he has made are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

    WHEREFORE, by the signature below, the parties acknowledge that they have read and understand the terms of this Agreement and are freely and voluntarily entering into it.


OEC MEDICAL SYSTEMS, INC.                    DAVID ROSE

By  /s/ Ruediger Naumann-Etienne             /s/ David Rose
   ----------------------------------        --------------------------------

Title  Chairman
       ------------------------------

Date   3/21/95                               3/21/95
       ------------------------------        --------------------------------